Exhibit 99.1
For Immediate Release

Isabella Bank Corporation
401 N. Main Street
Mt. Pleasant, MI 48858

FOR MORE INFORMATION, CONTACT:
Mary Olivieri, Community Relations Officer
Phone: 989-779-6309 Fax: 989-775-5501
Isabella Bank Corporation Announces Second Quarter 2019 Dividend
Mt. Pleasant, Michigan, June 3, 2019 - Isabella Bank Corporation (OTCQX:ISBA), announced today that the Board of Directors of the Corporation declared a second quarter cash dividend of $0.26 per common share at its regular meeting held on May 29, 2019. The dividend will be payable on June 28, 2019 to shareholders of record as of June 26, 2019. Based on ISBA’s closing stock price of $22.85 per share as of May 31, 2019, the annual dividend yield is 4.55%.
“I am pleased to announce our Board approved a dividend of $0.26 per share for the second quarter,” commented Jae A. Evans, President and Chief Executive Officer of Isabella Bank Corporation. “We are committed to providing an attractive investment to our shareholders through growth in earning assets, strong earnings results and continued dividends. We remain active in the market strategically purchasing ISBA stock through our publicly-announced share repurchase program and have implemented strategies to increase ISBA stock visibility within the market.”
About the Corporation
Isabella Bank Corporation (OTCQX: ISBA) is the parent holding company of Isabella Bank, a state chartered bank headquartered in Mt. Pleasant, Michigan. Isabella Bank was established in 1903 and has been committed to serving the local banking needs of our customers and communities for 116 years. The Bank offers personal and commercial lending and deposit products, as well as investment, trust and estate planning services. The Bank has 30 banking locations throughout seven Mid-Michigan counties: Clare, Gratiot, Isabella, Mecosta, Midland, Montcalm, and Saginaw. The Corporation employs more than 400 individuals and has been recognized on the Detroit Free Press list of “Top Workplaces” for the past five years.
For more information about Isabella Bank Corporation, visit the Investors link at www.isabellabank.com. Isabella Bank Corporation common stock is quoted on the OTCQX tier of the OTC Markets Group, Inc.’s electronic quotation system (www.otcmarkets.com) under the symbol “ISBA.” The Corporation's market maker is Boenning & Scattergood, Inc. (www.boenninginc.com) and its investor relations firm is Renmark Financial Communications, Inc. (www.renmarkfinancial.com).
Forward-Looking Statements
This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the sections entitled "Risk Factors" and "Forward-Looking Statements" set forth in Isabella Bank Corporation's filings with the Securities and Exchange Commission, which are available from the Securities and Exchange Commission's Public Reference facilities and from its website at www.sec.gov.